                                                                    Exhibit 12.1

                     COMPUTATION OF RATIO OF FIXED CHARGES

                         EXCLUDING INTEREST ON DEPOSITS


                                                               1997
NET INCOME                                                     23,497
EXTRAORDINARY ITEM
 FASB 109 BENEFIT                                                   0
PROVISION FOR INCOME TAXES                                      9,303
                                                               ------
    PRE TAX INCOME                                             32,800

FIXED CHARGES:
    INTEREST EXPENSE ON:
       PREFERRED STOCK DIVIDEND FACTOR*                             0
       FED FUNDS PURCH AND SEC
        SOLD UNDER AGREE TO REPURCH                             5,060
       SHORT TERM BORROWINGS                                    3,123
       ADVANCES FROM FHLB                                      36,648
       CMO                                                        415
       INT EXP ON L/T DEBT AND CAP LEASES                         111
       APPROPRIATE PORTION
        OF RENTAL EXP (25%)                                       195
                                                               ------
       TOTAL FIXED CHARGES                                     45,552

EARNINGS BEFORE INCOME TAXES AND FIXED CHAR                    78,352

    RATIO OF EARNINGS TO FIXED CHARGES                           1.72
